UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Under § 240.14a-12

UNITED STATES STEEL CORPORATION
(Name of Registrant as Specified In Its Charter)

ANCORA CATALYST INSTITUTIONAL, LP

ANCORA BELLATOR FUND, LP

ANCORA CATALYST, LP

ANCORA MERLIN INSTITUTIONAL, LP

ANCORA MERLIN, LP

ANCORA ALTERNATIVES LLC

ANCORA HOLDINGS GROUP, LLC

FREDRICK D. DISANTO

JAMIE BOYCHUK

ROBERT P. FISHER, JR.

DR. JAMES K. HAYES

ALAN KESTENBAUM

ROGER K. NEWPORT

SHELLEY Y. SIMMS

PETER T. THOMAS

DAVID J. URBAN

(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Ancora Catalyst Institutional, LP, together with the other participants named herein (collectively, “Ancora”), intend to file a preliminary proxy statement and accompanying universal proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of Ancora’s slate of director nominees at the 2025 annual meeting of stockholders (the “Annual Meeting”) of United States Steel Corporation, a Delaware corporation (the “Company”).

Item 1: On February 10, 2025, Ancora issued the following press release and open letter to the Company’s board of directors:

Ancora Issues Letter to U.S. Steel’s Board of Directors Following Failed Attempts to Resurrect the Dead Nippon Transaction

Asserts President Trump’s February 7th Remarks Make it Abundantly Clear a Sale to Nippon is Dead and Will Not be Resurrected: “I Didn't Want it Purchased”

Believes the Board Must Cease Fruitless Lobbying and Wasteful Litigation in Favor of Immediately Collecting the $565 Million Termination Fee Owed by Nippon

Deems it Irresponsible for the Board to Allow David Burritt, a Conflicted and Failed CEO, to Continue Wasting Time by Pursuing an Unlikely Investment from Nippon

Highlights That Independent Slate and Steel Industry Legend Alan Kestenbaum Are Ready to Lead Multibillion-Dollar Capital Investment Program to Revitalize the Company

CLEVELAND--(BUSINESS WIRE)--Ancora Holdings Group, LLC (collectively with its affiliates, “Ancora” or “we”), a diversified investment firm that oversees approximately $10 billion in assets, today issued the below letter to the Board of Directors (the “Board”) of United States Steel Corporation (NYSE: X) (“U.S. Steel” or the “Company”) following President Donald J. Trump’s recent comments that reaffirm his opposition to a sale of the Company to Nippon Steel Corporation (“Nippon”). A full copy of President Trump’s remarks can be found here.

To obtain important updates from Ancora, visit www.MakeUSSteelGreatAgain.com.

***

February 10, 2025

United States Steel Corporation

600 Grant Street

Pittsburgh, PA 15219

Attn: The Board

Dear Members of the Board,

As we told you in our January 27th public letter, the sale to Nippon is dead. President Trump’s remarks on Friday should confirm – once and for all – that the sale has no chance of being resurrected. We applaud his steadfast commitments to protecting U.S. Steel and reviving America’s industrial and manufacturing industries. The Board now must decide if it stands with shareholders or if it still stands with failed Chief Executive Officer David Burritt, who appears to have driven the Company off a cliff in pursuit of his $72 million transaction-related payday.

If the Board intends to prove that it is truly aligned with shareholders, rather than the merger arbitrage funds who favored Mr. Burritt’s poor gamble on Nippon, it should take the following steps:

1.	Immediately terminate the merger agreement and collect the $565 million breakup fee from Nippon;

2.	Immediately end the exorbitantly expensive deal-related advocacy and withdraw from the litigation filed with Nippon, and;

3.	Finally engage with Ancora, which has offered the Board a viable catalyst for a turnaround in Alan Kestenbaum, who oversaw the legendary turnaround at Stelco after U.S. Steel bankrupted the business.

Our slate of independent director candidates and Mr. Kestenbaum are prepared to lead a multibillion-dollar capital investment program focused on reinvigorating the legacy blast furnaces at Mon Valley and Gary Works while using the proceeds from the breakup fee to offset upfront capital needs. We are offering the Company access to a world-class Chief Executive Officer, an experienced set of director candidates and a clear path to revitalizing the business. This not only represents the best value proposition put forth by any domestic party at this time, but it far exceeds what can be offered by Nippon at this point.

If you opt to continue ignoring us and narrowly focus on what we expect to be elusive investments from Nippon, we will assume you are aligned with Mr. Burritt. Under this scenario, we will take all necessary actions to break the Company’s culture of entrenchment and prevent the wasting of shareholders’ capital. Long-term investors do not want any more of their money wasted simply because Mr. Burritt and his arbitrageur friends hold losing lottery tickets.

Negotiating an investment from a foreign competitor like Nippon could take months. This is time that U.S. Steel cannot afford to misallocate based on the Company’s own statements. If there is no buyout premium to be paid, the Board should hire a real leader, like Mr. Kestenbaum, to negotiate on behalf of the long-term stakeholders of the Company, as opposed to Mr. Burritt who has seemed more concerned with preserving a change of control payment than collecting the much-needed breakup fee. Keep in mind, Mr. Burritt has irreparably destroyed the Company’s relationship with its union workers, and that contract comes up in the near future. It is almost unfathomable to envision a scenario in which Mr. Burritt can successfully execute a new labor agreement that would be mutually beneficial for shareholders and workers.

In closing, it is time for U.S. Steel to get back to business and focus on leveraging President Trump’s pending tariffs as a tailwind for a turnaround. The only thing standing in the way is Mr. Burritt and his focus on securing a massive golden parachute at all costs. It is only a matter of time until the Company’s shares begin to reflect the fact that a busted deal has left investors with a failed and visionless leader in Mr. Burritt. We urge you, as fiduciaries, to engage with us before there is any permanent impairment of value at U.S. Steel.

Regards,

Fredrick D. DiSanto Chairman and Chief Executive Officer Ancora Holdings Group, LLC	James Chadwick President Ancora Alternatives LLC

***

About Ancora

Founded in 2003, Ancora Holdings Group, LLC offers integrated investment advisory, wealth management, retirement plan services and insurance solutions to individuals and institutions across the United States. The firm is a long-term supporter of union labor and has a history of working with union groups and public pension plans to deliver long-term value. Ancora’s comprehensive service offering is complemented by a dedicated team that has the breadth of expertise and operational structure of a global institution, with the responsiveness and flexibility of a boutique firm. For more information about Ancora, please visit https://ancora.net.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Ancora Catalyst Institutional, LP (“Ancora Catalyst Institutional”), together with the other participants named herein, intend to file a preliminary proxy statement and accompanying universal proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of Ancora Catalyst Institutional’s slate of highly-qualified director nominees at the 2025 annual meeting of stockholders of United States Steel Corporation, a Delaware corporation (the “Company”).

ANCORA CATALYST INSTITUTIONAL STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS, INCLUDING A PROXY CARD, AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS' PROXY SOLICITOR.

The participants in the anticipated proxy solicitation are expected to be Ancora Catalyst Institutional, Ancora Bellator Fund, LP (“Ancora Bellator”), Ancora Catalyst, LP (“Ancora Catalyst”), Ancora Merlin Institutional, LP (“Ancora Merlin Institutional”), Ancora Merlin, LP (“Ancora Merlin”), Ancora Alternatives LLC, (“Ancora Alternatives”), Ancora Holdings Group, LLC (“Ancora Holdings”), Fredrick D. DiSanto, Jamie Boychuk, Robert P. Fisher, Jr., Dr. James K. Hayes, Alan Kestenbaum, Roger K. Newport, Shelley Y. Simms, Peter T. Thomas, and David J. Urban.

As of the date hereof, Ancora Catalyst Institutional directly beneficially owns 121,589 shares of common stock, par value $1.00 per share (the “Common Stock”), of the Company, 100 shares of which are held in record name. As of the date hereof, Ancora Bellator directly beneficially owns 62,384 shares of Common Stock. As of the date hereof, Ancora Catalyst directly beneficially owns 12,831 shares of Common Stock. As of the date hereof, Ancora Merlin Institutional directly beneficially owns 123,075 shares of Common Stock. As of the date hereof, Ancora Merlin directly beneficially owns 11,165 shares of Common Stock. As the investment advisor and general partner to each of Ancora Catalyst Institutional, Ancora Bellator, Ancora Catalyst, Ancora Merlin Institutional, Ancora Merlin and certain separately managed accounts (the “Ancora Alternatives SMAs”), Ancora Alternatives may be deemed to beneficially own the 121,589 shares of Common Stock beneficially owned directly by Ancora Catalyst Institutional, 12,831 shares of Common Stock beneficially owned directly by Ancora Catalyst, 62,384 shares of Common Stock beneficially owned directly by Ancora Bellator, 123,075 shares of Common Stock beneficially owned directly by Ancora Merlin Institutional, 11,165 shares of Common Stock beneficially owned directly by Ancora Merlin and 137,453 shares of Common Stock held in the Ancora Alternatives SMAs. As the sole member of Ancora Alternatives, Ancora Holdings may be deemed to beneficially own the 121,589 shares of Common Stock beneficially owned directly by Ancora Catalyst Institutional, 12,831 shares of Common Stock owned directly by Ancora Catalyst, 62,384 shares of Common Stock beneficially owned directly by Ancora Bellator, 123,075 shares of Common Stock beneficially owned directly by Ancora Merlin Institutional, 11,165 shares of Common Stock beneficially owned directly by Ancora Merlin, and 137,453 shares of Common Stock held in the Ancora Alternatives SMAs. As the Chairman and Chief Executive Officer of Ancora Holdings, Mr. DiSanto may be deemed to beneficially own the 121,589 shares of Common Stock beneficially owned directly by Ancora Catalyst Institutional, 12,831 shares of Common Stock owned directly by Ancora Catalyst, 62,384 shares of Common Stock beneficially owned directly by Ancora Bellator, 123,075 shares of Common Stock beneficially owned directly by Ancora Merlin Institutional, 11,165 shares of Common Stock beneficially owned directly by Ancora Merlin, and 137,453 shares of Common Stock held in the Ancora Alternatives SMAs. As of the date hereof, Messrs. Boychuk, Fisher, Kestenbaum, Newport, Thomas, and Urban, Dr. Hayes and Ms. Simms do not beneficially own any shares of Common Stock.

Contacts

Longacre Square Partners LLC
Charlotte Kiaie / Ashley Areopagita, 646-386-0091
ckiaie@longacresquare.com / aareopagita@longacresquare.com

Saratoga Proxy Consulting LLC
John Ferguson / Joseph Mills, 212-257-1311
info@saratogaproxy.com

###

Item 2: Also on February 10, 2025, Ancora published certain material on X.com, which is attached hereto in Exhibit 99.1 and incorporated herein by reference.

Item 3: Also on February 10, 2025, Ancora published certain material on LinkedIn, which is attached hereto in Exhibit 99.1 and incorporated herein by reference.

Item 4: Also on February 10, 2025, Ancora published an email to subscribers of www.MakeUSSteelGreatAgain.com, which is attached hereto in Exhibit 99.1 and incorporated herein by reference.